Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

SP PLUS CORPORATION

a Delaware Corporation

WITH AND INTO

STANDARD PARKING CORPORATION

a Delaware corporation

(Pursuant to Section 253 of the

General Corporation Law of the State of Delaware)

* * * * *

Standard Parking Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY:

FIRST:  That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME	STATE OF INCORPORATION

Standard Parking Corporation	Delaware

SP Plus Corporation	Delaware

SECOND:  That the Company is the owner of 100% of the issued and outstanding shares of capital stock of SP Plus Corporation, a Delaware corporation (the “Subsidiary”).

THIRD:  That the Company shall be the surviving corporation.

FOURTH:  That the name of the Company as the surviving corporation shall be changed to “SP Plus Corporation.”

FIFTH:  That the Company, by resolutions of its Board of Directors duly adopted at a meeting of the Board of Directors held September 25, 2013, determined to merge the Subsidiary with and into the Company upon the terms and subject to the conditions set forth in said resolutions.  A true copy of said resolutions is attached hereto as Exhibit A.  Said resolutions have not been modified or rescinded and are in full force and effect on the date hereof.

SIXTH:  That the merger shall be effective on December 2, 2013.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Company, has executed this Certificate of Ownership and Merger in the name and on behalf of the Company on and as of this 25th day of November, 2013.

Standard Parking Corporation
a Delaware corporation

By:	/s/ Robert N. Sacks
Name:	Robert N. Sacks
Title:	Executive Vice President

Signature Page to Delaware Certificate of Ownership and Merger

EXHIBIT A

WHEREAS, the Board deems it to be in the best interests of the Corporation that the Corporation name be changed to “SP Plus Corporation” (the “Name Change”) and that, consistent therewith, the NASDAQ ticker symbol for the Corporation be changed to “SP” (the “Symbol Change”); and

WHEREAS, Section 253 of the Delaware General Corporation Law (the “GCL”) permits the Corporation to merge a wholly-owned subsidiary of the Corporation with and into itself, and take the name of such subsidiary pursuant to the terms of the merger without stockholder approval; and

WHEREAS, the Board desires to form a wholly-owned Delaware subsidiary to be named “SP Plus Corporation” (the “Subsidiary”) for the express purpose of merging the Subsidiary with and into the Corporation (the “Merger”) and effecting the Name Change as permitted pursuant to the provisions of the GCL.

NOW, THEREFORE, BE IT RESOLVED, that the Corporation is hereby authorized to form and organize the Subsidiary.

FURTHER RESOLVED, that the Merger, the Name Change and the Symbol Change are hereby approved.

FURTHER RESOLVED, that set forth below are the terms and conditions of the Merger:

1.             On the Effective Date (as defined below), the Corporation and the Subsidiary shall be merged into a single corporation by the Subsidiary merging with and into the Corporation.  The Corporation shall be the surviving corporation (the “surviving corporation”).

2.             The Merger shall be effective on December 2, 2013 (the “Effective Date”).

3.             On the Effective Date,

(a)           The Corporation, as the surviving corporation, shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the constituent corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares of capital stock, and all other choses in action and all and every other interest of, or belonging to, or due to, each of the constituent corporations shall be vested in the surviving corporation without further act or deed.

(b)           All the liabilities and obligations of each of the constituent corporations shall attach to and become liabilities and obligations of the surviving corporation and the surviving corporation shall be liable and responsible for all such liabilities and obligations; and any claim existing or action or proceeding pending by or against any of the constituent corporations may be prosecuted to judgment as if the Merger had not taken place, or the surviving corporation may be substituted in its place and neither the rights of creditors nor any liens upon the property of any of the constituent corporations shall be impaired by the Merger.

4.             Article First of the Certificate of Incorporation of the Corporation as in effect immediately prior to the Effective Date shall be amended to read as follows:

“The name of the Corporation is SP Plus Corporation.”

and as so amended, shall be the Certificate of Incorporation of the surviving corporation on and as of the Effective Date, and it shall thereafter continue to be the Certificate of Incorporation of the surviving corporation until duly amended or changed in accordance with the provisions of the General Corporation Law of the State of Delaware.

5.             The By-laws of the Corporation in effect immediately prior to the Effective Date shall continue as the By-laws of the surviving corporation on the Effective Date, and shall thereafter continue to be the By-laws of the surviving corporation until duly altered, amended or repealed as provided by law or such By-laws.

6.             The officers and directors of the Corporation immediately prior to the Effective Date will continue as the officers and directors of the surviving corporation until such time as their successors are elected or until their earlier resignation or removal from office.

7.             At the Effective Date, all of the shares of the Corporation issued and outstanding immediately prior to the Effective Date shall remain issued and outstanding and shall be the issued and outstanding shares of the surviving corporation. All of the shares of the Subsidiary issued and outstanding immediately prior to the Effective Date, which are held by the Corporation, shall be cancelled, and no further consideration shall be given therefor.

FURTHER RESOLVED, that the proper officers of the Corporation (each an “Authorized Officer” and together the “Authorized Officers” are hereby authorized, empowered and directed, in the name an on behalf of the Corporation, to execute, deliver and file, or cause to be filed, (i) any and all documents required to be executed and/or filed in connection with the formation of the Subsidiary, (ii) with the Delaware Secretary of State, a Certificate of Ownership and Merger reflecting the Merger and the Name Change, (iii) any and all documents and amendments as may be necessary in any state in which the Corporation is qualified to transact business to reflect the Merger and/or the Name Change, (iv) any and all documents that may be necessary or appropriate to reflect any and all assumed/fictitious or trade names that the Corporation may choose to use in its operations in any jurisdiction, (v) with The NASDAQ Stock Market, any and all documents that may be necessary to effect the Symbol Change, and (vi) with the Securities and Exchange Commission, any and all reports and other documents that may be necessary to disclose or otherwise reflect the Merger, the Name Change and the Symbol Change.

FURTHER RESOLVED, that the Authorized Officers are hereby authorized, empowered and directed, in the name and on behalf of the Corporation to take any and all additional steps, and do all additional acts and things, including, without limitation, the execution, delivery and/or filing (with any jurisdiction, agency or other party) of any and all other agreements, instruments, certificates and documents, as in the judgment of such Authorized Officers may be deemed necessary, desirable or appropriate to effect the Merger, Name Change and Symbol Change contemplated herein, and to otherwise carry out the purposes of the foregoing recitals and resolutions.

FURTHER RESOLVED, that any and all actions heretofore taken by the officers, employees and agents of the Corporation, whether personally, or in the name or on the behalf of the Corporation, with respect to the foregoing recitals and resolutions, are hereby ratified, confirmed and approved as the acts and deeds of the Corporation.